Exhibit 16.1

EXHIBIT 16.1

August 16, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Items 4.01 of Form 8-K/A dated August 16, 2011, of Dahua Inc. and we are in agreement with the statements regarding our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah